Exhibit 99.1

OriginOil Engages Manufacturing Partner for Commercial Rollout of Its Oil and Gas Water Cleanup System

Clean Water Technology Will Manufacture Commercial Systems With Engineering Support From PACE

Los Angeles, California - 7 June, 2012 – OriginOil, Inc. (OTC/BB: OOIL) developer of a breakthrough technology to convert algae into renewable crude oil, announced today it is gearing up for the commercial roll out of its oil and gas wastewater clean-up systems and  has selected Los Angeles-based Clean Water Technology (CWT), to manufacture the company’s systems. OriginOil will work with PACE to engineer the first commercial units, designed to help process up to 1 barrel of petroleum-contaminated “frac flowback” water per minute, or up to 60,000 gallons per day.

CWT was chosen for its expertise in the wastewater industry and for its previous success building OriginOil-engineered systems. To shorten time to market, CWT plans to adapt the shells of its own wastewater treatment units already on hand. The units are shown in a video released today.

“At this phase, Clean Water Technology represents what we need in a manufacturer for the rollout and commercialization of this technology,” said Riggs Eckelberry, CEO of OriginOil.  “When we had to scale up fast for our Australian algae harvesting pilot program, CWT delivered. We’re pleased that they have found a way to manufacture these units quickly so that we can prove ourselves in the oil fields this summer.”

“We believe we can quickly roll out OriginOil’s water remediation systems by building their equipment into our existing waste water treatment units,” said Wade Morse, CWT’s chief operating officer. “It’s actually a design plus that OriginOil’s system is modular and can easily be dropped into existing equipment in the field.”

OriginOil recently announced the signing of a memorandum of understanding with California-based PACE to collaborate with oil field operators in Texas and elsewhere to improve petroleum recovery and water cleaning for re-use at well sites, using a process originally developed for algae harvesting.

Recent third party testing has shown that OriginOil’s patent-pending process, originally developed for algae harvesting, separated 98% of hydrocarbons from a sample of oil well ‘frac flowback’ water. The process is designed to be the first stage in multi-step processes for cleaning and treating contaminated water from oil and gas wells. OriginOil’s patent-pending process has the potential to offer clear and immediate benefits to oil producers, including more cost-efficient environmental compliance and increased oil production yields.

According to the U.S. Department of Energy, as much as 50 barrels of water are contaminated for each barrel of oil extracted in the United States. Greentech Media reports that energy companies pay between $3 – $12 to dispose of each barrel of produced water, implying a potential world market value between $300 billion and $1 trillion per year.

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About OriginOil, Inc. (www.originoil.com)

OriginOil® helps algae growers extract oil from algae for use as a feedstock for the commercial production of transportation fuels, chemicals and foods. In a single step, our breakthrough technology efficiently dewaters and breaks down algae for its useful products, overcoming one of the greatest challenges in making algae a viable replacement for petroleum. As a pioneer and the emerging leader in the global algae oil services field, OriginOil supports its core algae extraction technology with an array of process innovations for some of the world’s most successful algae growers and refiners, just as pioneers like Schlumberger and Halliburton have done in the oilfield services industry. To learn more about OriginOil®, please visit our website at www.originoil.com.

Safe Harbor Statement:

Matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words "anticipate," "believe," "estimate," "may," "intend," "expect" and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with our history of losses and our need to raise additional financing, the acceptance of our products and technology in the marketplace, our ability to demonstrate the commercial viability of our products and technology and our need to increase the size of our organization. Further information on the Company's risk factors is contained in the Company's quarterly and annual reports as filed with the Securities and Exchange Commission. The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

Press Contact:                                                      Jerry Schranz
Antenna Group – a Beckerman Company
201-465-8020
jerry@antennagroup.com

Investor Relations OriginOIl:
Tom Becker
Toll-free: 877-999-6645 (option 3)
International: +1-323-939-6645 Ext. 641
Fax: 323-315-2301
ir@originoil.com
www.originoil.com

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